EX-23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-123882) pertaining to the Savings Banks Employees Retirement Association 401(k) Plan as adopted by Benjamin Franklin Bank, of our report dated June 27, 2008, with respect to the financial statements and schedules of the Savings Banks Employees Retirement Association 401(k) Plan as adopted by Benjamin Franklin Bank, included in this Annual Report for the years ended December 31, 2007 and 2006.

/s/ Parent, McLaughlin & Nangle
Certified Public Accountants, Inc.

June 27, 2008
Boston, MA